Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BIOTA PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

AND CORPORATE UPDATE

- Commercial Milestone Earned on Strong Inavir® Sales in Japan -

ATLANTA, GA – May 10, 2013 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced its financial results for the three month period ended March 31, 2013, and provided an update on recent corporate developments.

In connection with announcing its financial results, the Company also announced that net sales of Inavir® (laninamivir octanoate) in Japan surpassed a key threshold in the three month period ended March 31, 2013, resulting in the Company earning a $2.9 million commercial milestone payment from its partner, Daiichi Sankyo Company, Ltd. The Company recognized the amount as revenue in the three-month period ended March 31, 2013, and anticipates receiving the milestone payment this quarter.

“We are pleased with the continued growth of Inavir® sales in Japan and believe these gains reflect the competitive advantages that laninamivir octanoate possesses, including its simple, inhaled single dose treatment regimen,” said Russell H. Plumb, President and Chief Executive Officer of Biota Pharmaceuticals. “We look forward to initiating our Phase 2 trial of laninamivir octanoate this quarter.”

Recent Corporate Developments

Board of Director Appointments – On May 6, 2013 the Company announced a number of changes to its Board of Directors, including the resignations of both Dr. Raafat Fahim and Mr. Paul Bell, as well as the appointments of Ms. Anne M. VanLent and Mr. Michael R. Dougherty as Directors.

Adoption of Revised Corporate Strategy – On April 15, 2013 the Company announced that its Board of Directors had adopted a revised corporate strategy, the implementation of which will shift the Company’s primary strategic and operational focus from early-stage research to clinical-stage development programs. As a result of adopting this strategy, the Company rationalized its preclinical programs, realigned its resources, and is reducing its workforce by approximately 30%.

Laninamivir Octanoate - The Company anticipates initiating a Phase 2 clinical trial of laninamivir octanoate this quarter, which it is developing under an Investigational New Drug application (IND) in the United States (U.S.) in connection with its contract with the U.S. Biomedical Advanced Research and Development Authority (BARDA). The trial, entitled IGLOO, is a Phase 2 randomized, double blinded, placebo controlled, parallel arm study to investigate the efficacy and safety of inhaled laninamivir octanoate TwinCaps® dry powder inhaler in adults with symptomatic influenza A or B infection.

Financial Results for the Three Month Period Ended March 31, 2013

The Company reported net income in the three month period ended March 31, 2013 of $0.2 million, as compared to a net loss of $2.0 million in the same period of 2012. The $2.2 million change from net loss in 2012 to net income in 2013 was primarily the result of a $5.4 million increase in revenue and a $0.1 million decrease in income tax expense, offset in part by a $2.7 million increase in operating expenses and a $0.6 million decrease in interest income. Basic and diluted net income per share were $0.01 for the three month period ended March 31, 2013, as compared to a basic and diluted net loss per share of $0.09 in the same period of 2012.

Revenue increased to $12.5 million for the three months ended March 31, 2013 from $7.1 million in the same period of 2012, primarily as a result of the Company earning a commercial milestone from Daiichi Sankyo related to net sales of Inavir® in Japan and increased service revenue in 2013 due to the advancement of the Company’s laninamivir octanoate program under the BARDA contract.

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

Cost of revenue increased to $4.1 million in the three months ended March 31, 2013 from $1.8 million in the same three month period in 2012 due principally to the advancement of the Company’s laninamivir octanoate program under the BARDA contract.

Research and development expense decreased to $4.9 million for the three months ended March 31, 2013 from $5.7 million in the same period of 2012 due largely to the completion of a Phase 2 clinical trial of vapendavir during 2012, as well as lower personnel-related expenses in 2013.

General and administrative expense increased to $3.4 million in the three months ended March 31, 2013 from $2.2 million in the same period of 2012 primarily due to an increase in personnel-related expenses associated with the addition of executive and administrative staff, as well as increased legal, audit and other professional fees associated with the integration and transition of the Company’s operations subsequent to its merger in November, 2012.

As of March 31, 2013, the Company held $70.3 million in cash and cash equivalents.

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of anti-infective products to prevent and treat serious and potentially life-threatening infectious diseases. The Company has discovered two generations of inhaled neuraminidase inhibitors (NIs) that have been commercialized, the first of which is zanamivir, marketed world-wide as Relenza® by GlaxoSmithKline. The Company’s second generation NIs, referred to as long-acting neuraminidase inhibitors (LANIs), allow for a single inhaled treatment as compared to five-day, twice-daily dosing associated with first generation inhaled or oral neuraminidase inhibitors. The Company and Daiichi Sankyo have cross-licensed the world-wide rights to develop and commercialize LANIs, including laninamivir octanoate, which is marketed by Daiichi Sankyo Inc. in Japan as Inavir®.

The Company currently has two Phase 2 clinical-stage product candidates in development: laninamivir octanoate, which it is developing under an existing contract with the U.S. Office of Biomedical Advanced Research and Development Authority (“BARDA”) that provides up to $231 million in financial support for the Company to complete the clinical development of laninamivir octanoate for the treatment of influenza A and B infections in the U.S.; and vapendavir, a potent, oral broad-spectrum capsid inhibitor of human rhino virus (HRV). In addition to these clinical-stage programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus (RSV) and gram-negative and multi-drug resistant bacterial infections. For additional information about the Company, please visit www.biotapharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding the Company’s plans to advance laninamivir octanoate into a Phase 2 clinical trial and the expected timing of the receipt of a milestone payment this quarter are forward looking statements.  Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by the forward-looking statements, including: BARDA not terminating or significantly amending the Company’s existing contract to develop laninamivir octanoate for the U.S.; the Company, BARDA, the FDA, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company’s ability to comply with extensive government regulations in various countries and regions in which it expects to conduct its clinical trials; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate; and other cautionary statements contained elsewhere in this press release and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2012 and March 31, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 11, 2013 and May 10, 2013, respectively.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Holdings Limited. RelenzaTM is a trademark of GlaxoSmithKline plc, Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd and TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb Chief Executive Officer (678) 221-3351 r.plumb@biotapharma.com	Hershel Berry Blueprint Life Science Group (415) 375-3340 hberry@bplifescience.com

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share amounts)

	March 31, 2013	June 30, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$70,265	$53,790
Accounts receivable	15,173	5,966
Prepaid and other current assets	1,847	1,374
Total current assets	87,285	61,130
Non-current assets:
Property and equipment, net	4,173	4,944
Intangible assets, net	818	1,804
Deferred tax assets	2,563	1,419
Total non-current assets	7,554	8,167
Total assets	$94,839	$69,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,282	$2,851
Accrued expenses	5,935	6,133
Accrued severance obligations	3,858	-
Deferred revenue	650	398
Deferred tax liabilities	1,714	130
Total current liabilities	14,439	9,512
Non-current liabilities:
Other liabilities, net of current portion	296	504
Total non-current liabilities	296	504
Total liabilities	14,735	10,016
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 34,291,351 shares issued and 182,350,316 shares outstanding at December 31, 2012 and June 30, 2012, respectively	3,422	100,394
Additional paid-in capital	234,775	668
Treasury stock, 5,867,361 and 1,816,178 at cost, at December 31, 2012 and June 30, 2012, respectively	(117,048)	(1,397)
Accumulated other comprehensive income	31,053	29,516
Accumulated deficit	(72,098)	(69,900)
Total stockholders’ equity	80,104	59,281
Total liabilities and stockholders’ equity	$94,839	$69,297

-more-

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenue:
Royalty revenue and milestones	$7,709	$5,189	$9,636	$6,649
Revenue from services	4,787	1,879	14,468	6,611
Other	-	22	242	69
Total revenue	12,496	7,090	24,346	13,329

Operating expense:		`
Cost of revenue	4,094	1,787	12,731	6,047
Research and development	4,936	5,713	13,583	17,769
General and administrative	3,436	2,220	13,704	5,871
Total operating expense	12,466	9,720	40,018	29,714
Gain (loss) from operations	30	(2,630)	(15,672)	(16,385)

Non-operating income:
Gain recorded on merger	-	-	7,805	-
Research and development credit	-	-	4,428	-
Interest income	173	739	1,125	2,565

Income (loss) before tax	203	(1,891)	(2,314)	(13,793)
Income tax benefit (expense)	12	(146)	116	504
Net income (loss)	$215	$(2,037)	$(2,198)	$(13,289)

Basic income (loss) per share	$0.01	$(0.09)	$(0.08)	$(0.59)
Diluted income (loss) per share	$0.01	$(0.09)	$(0.08)	$(0.59)

Basic weighted-average shares outstanding	28,162,295	22,709,008	28,145,541	22,709,008
Diluted weighted-average shares outstanding	28,182,697	22,709,008	28,145,541	22,709,008

Biota Pharmaceuticals, Inc.   ♦ 2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦ Tel: (678) 221-3343